Exhibit 99.1

Bitstream Inc. Reports Second Quarter Results for 2008

The Company reported second quarter revenue of $6,518,000 and net income of $813,000 or $0.08 per diluted share.

CAMBRIDGE, MA—(Business Wire)—August 12, 2008—Bitstream Inc. (Nasdaq: BITS) today reported that it increased total revenue by $481,000 or 8% to $6,518,000 for the three months ended June 30, 2008 as compared to total revenue of $6,037,000 for the three months ended June 30, 2007. The Company’s cash and cash equivalents at June 30, 2008 totaled $13,939,000. Cash generated by operations and cash received from the exercise of stock options was $471,000 and $444,000, respectively, for the three months ended June 30, 2008, while $81,000 was invested in equipment and intangible assets and $2,350,000 was used to repurchase 388,800 shares of the Company’s common stock during the quarter.

“Our revenue grew sequentially from the first quarter, as we achieved our highest level of quarterly revenue as compared to any previous quarter since going public,” said Anna M. Chagnon, President and Chief Executive Officer. “Our diluted earnings per share increased $0.02 to $0.08 for the second quarter and compared to $0.06 for the three months ended March 31, 2008. Given general economic concerns affecting the US economy as a whole, we have decided to delay certain planned expenditures for the remainder of 2008 to focus on profitability. We remain committed to pursuing all growth opportunities for our business and we do not expect that the deferral of such expenditures will negatively affect our growth strategies.”

GAAP Results

Our income from operations decreased $288,000 or 27% to $792,000 for the three months ended June 30, 2008 as compared to $1,080,000 for the three months ended June 30, 2007, while net income decreased $412,000 or 34% to $813,000 or $0.08 per diluted share for the three months ended June 30, 2008 as compared to net income of $1,225,000 or $0.11 per diluted share for the three months ended June 30, 2007.

Non-GAAP Results

Our income from operations, not including the effect of stock-based compensation expense decreased $196,000 or 17% to $980,000 for the three months ended June 30, 2008 as compared to $1,176,000 for the three months ended June 30, 2007. Net income decreased $320,000 or 24% to $1,001,000 or $0.10 per diluted share for the three months ended June 30, 2008 as compared to net income of $1,321,000 or $0.12 per diluted share for the three months ended June 30, 2007.

A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, August 12, 2008, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended June 30, 2008:

•	Domestic Dial-in number: 1-866-847-7860

•	International Dial-in number: 1-703-639-1427

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through August 22, 2008 (access code): 1270212

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2007.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Software license	$5,215	$5,018	$10,341	$9,490
Services	1,303	1,019	2,546	2,038

Total revenue	6,518	6,037	12,887	11,528

Cost of revenue:
Software license	1,845	1,703	3,859	3,411
Services	603	484	1,184	976

Total cost of revenue	2,448	2,187	5,043	4,387

Gross profit	4,070	3,850	7,844	7,141

Operating expenses:
Marketing and selling	1,244	971	2,379	1,963
Research and development	1,322	1,192	2,714	2,291
General and administrative	712	607	1,359	1,204

Total operating expenses	3,278	2,770	6,452	5,458

Operating income	792	1,080	1,392	1,683
Interest income, net	34	144	130	268

Total other income and expense	34	144	130	268

Income before provision for income taxes	826	1,224	1,522	1,951
Provision for (benefit from) income taxes	13	(1)	50	10

Net income	$813	$1,225	$1,472	$1,941

Basic net earnings per share	$0.08	$0.12	$0.15	$0.20

Diluted net earnings per share	$0.08	$0.11	$0.14	$0.18

Basic weighted average shares outstanding	9,585	9,817	9,796	9,614

Diluted weighted average shares outstanding	10,304	11,015	10,543	10,999

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$13,939	$16,420
Accounts receivable, net	2,306	2,245
Prepaid expenses and other current assets	596	465

Total current assets	16,841	19,130

Property and equipment, net	541	569

Other assets:
Restricted cash	150	150
Goodwill	727	727
Intangible assets	66	67

Total other assets	943	944

Total assets	$18,325	$20,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,079	$1,137
Accrued expenses	1,429	1,759
Deferred revenue	1,566	1,720

Total current liabilities	4,074	4,616

Long-term liabilities	10	40

Total liabilities	4,084	4,656

Total stockholders’ equity	14,241	15,987

Total liabilities and stockholders’ equity	$18,325	$20,643

Bitstream Inc.

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended June 30,
	2008	2007
GAAP operating income	$792	$1,080
SFAS 123R stock-based compensation	188	96

Non-GAAP operating income	$980	$1,176

GAAP net income	$813	$1,225
SFAS 123R stock-based compensation	188	96

Non-GAAP net income	$1,001	$1,321

Diluted net income per share:
GAAP net income	$0.08	$0.11
SFAS 123R stock-based compensation	0.02	0.01

Non-GAAP net income	$0.10	$0.12

Shares used to compute diluted net income per share	10,304	11,015